May 12, 2010

Barrett Carrere
3451 Mandeville Canyon Road
Brentwood, CA  90049

Re:           First Blush Brands/Offer of Employment and Employment Terms

Dear Barrett:

AFH Holding II, Inc., to be renamed First Blush Brands, Inc., (the “Company”) is pleased to offer you the position of Chief Financial Officer (“CFO”) on the following terms.

In your position as CFO, you will be responsible for overseeing the finances of the Company, various equity and debt financings of the Company, and the business combination(s) of the Company.  Such responsibilities include the preparing financial reports and all P&Ls, monitoring all operating budget variances, monthly reporting, and modeling for projections, pricing and efficiencies, as well as the overseeing all public company filings, audits, and controller duties.  You will work closely with the President/CEO and the Finance Committee regarding budgeting and capitalization planning with a focus on building clear and effective measurements for revenue forecasting and product milestones and customer satisfaction.  In addition, you shall regularly be included in making presentations to investors, the financial community, the Board and to shareholders.  You will oversee the entire Finance Department and its staff, including hiring and firing members of this staff.  In addition, you may be called upon by the President/CEO and/or the Board to assist in other areas of the Company, including but not limited to, operations, sourcing, vendor negotiations and sales.

You will report to the President/CEO of the Company, and you will be based at our offices located at a to be determined location.  Prior to a Southern California location being identified by the Company, you agree to maintain a functioning home office to perform your services to the Company.  Of course, the Company may change your position, duties, and work location from time to time in its discretion.

Normal working hours are from 7:00 a.m. to 4:00 p.m., Monday through Friday.  As an exempt salaried employee, you will be expected to work additional hours as required by the nature of your work assignments, and you will not be eligible for overtime pay.

Your annual base salary for 2010 will be $150,000 per year, less payroll deductions and all required withholdings.  You will commence your employment duties upon full execution of your agreement, however, your salary will commence upon the Company closing its first round of financing which is anticipated to be not later than May 31, 2010; provided, that you will be reimbursed all pre-approved, third party out of pocket costs and expenses incurred on behalf of Company from the commencement of your employment and thereafter.  Provided you are still with the Company and subject to Board approval, commencing January 1, 2011 your annual base salary will be increased to $180,000 per year.  You will be paid twice monthly (once on the 15th, and again on the last day of the calendar month). You will receive three (3) weeks of paid vacation per year.  You will be eligible for the following standard Company benefits: medical insurance, sick leave, and holidays.  Details about these benefits will be provided in the Employee Handbook and Summary Plan Descriptions, and will be available for your review. You are eligible for an annual bonus up to 25% of your annual salary, at the full discretion of the Board, upon evaluation of both your performance and the Company’s performance, and such bonus structure shall include benchmarks that will include strategic (capitalization/product roll-out/acquisitions), top-line revenue benchmarks, and pre-tax/Ebitda income.  An outline of your bonus structure is attached hereto as Exhibit A. To be eligible for any such bonus, you must remain employed through the time when bonuses are paid in the first quarter after the end of the fiscal year to which the bonus applies.  The Company may change compensation and benefits from time to time at its discretion.

Subject to and following approval by the Company’s Board of Directors (the “Board”), the Company shall grant you an option to purchase 2% of the Company’s fully diluted shares reserved in its Option Plan which is comprised of the Company’s common stock reserved for employees at the fair market value as determined by the Board as of the date of grant (the “Option”).  The Option will be subject to the terms and conditions of the Company’s Equity Investment Plan (the “Plan”) and your grant agreement.  Your grant agreement will include a four (4) year vesting schedule, under which 25% of your Options will vest after 12 months and the remainder will vest quarterly per calendar quarter, until either the Option is fully vested or your employment ends, whichever occurs first.

As a condition of your employment, you will be required to abide by the Company’s policies and procedures.  You also agree to read, sign and comply with the Company’s Employee Confidential Information and Inventions Assignment (“Employee Confidential Information and Inventions Assignment Agreement”).

In your work for the Company, you will be expected not to make unauthorized use or disclosure of any confidential information or materials, including trade secrets, of any former employer or other third party to whom you have an obligation of confidentiality.  Rather, you will be expected to use only that information generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.  By accepting employment with the Company, you are representing to us that you will be able to perform your duties within the guidelines described in this paragraph.  You represent further that you have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company in any manner.

Your employment relationship is at-will.  Accordingly, you may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company in writing; provided such written notification occur not less than 30 days before your departure.  Likewise, the Company may terminate your employment at any time, with or without cause or advance notice.

This letter, together with your Employee Confidential Information and Inventions Assignment Agreement, forms the complete and exclusive statement of your agreement with the Company concerning the subject matter hereof.  The terms in this letter supersede any other representations or agreements made to you by any party, whether oral or written.  The terms of this agreement cannot be changed (except with respect to those changes expressly reserved to the Company’s discretion in this letter) without a written agreement signed by you and a duly authorized officer of the Company.  This agreement is to be governed by the laws of the state of California without reference to conflicts of law principles.  In case any provision contained in this agreement shall, for any reason, be held invalid or unenforceable in any respect, such invalidity or unenforceability shall not affect the other provisions of this agreement, and such provision will be construed and enforced so as to render it valid and enforceable consistent with the general intent of the parties insofar as possible under applicable law.  With respect to the enforcement of this agreement, no waiver of any right hereunder shall be effective unless it is in writing.  For purposes of construction of this agreement, any ambiguity shall not be construed against either party as the drafter.  This agreement may be executed in more than one counterpart, and signatures transmitted via facsimile shall be deemed equivalent to originals.  As required by law, this offer is subject to satisfactory proof of your identity and right to work in the United States.

If you wish to accept employment at the Company under the terms described above, please sign and date this letter and the Employee Confidential Information and Inventions Assignment Agreement, and return them to me at your earliest convenience.

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,
AFH Holding II, Inc. (to be renamed First Blush Brand, Inc.)

/s/ AMIR F. HESHMATPOUR
By:  Amir F. Heshmatpour
Its:   President

Understood and Accepted:

/s/BARRETT CARRERE	5/12/2010
Barrett Carrere	Date

Exhibit A

Bonus Structure

The Following Bonus Structure is presented as a guide.  The determination of the Bonus and its allocation shall be subject to the full discretion of the Board.

25% of the Annual Bonus shall be based upon the following criteria:
Achieving Annual Pro Forma Plan
Achieving revenue plan
Managing cost structure plan
Achieving EBITDA
Achieving distribution plan
Achieving equity and/or debt capitalizations plan

25% of the Annual Bonus shall be based upon the following criteria:
Achieving Pro Forma Plan
Demonstrate leadership consistent with the Company culture and values
Communication and working relationship with other employees, Board, Shareholders, vendors, professionals and regulators
Achieving or exceeding specific responsibilities within your purview

50% of the Annual Bonus shall be based upon the following criteria:
Exceeding Annual Pro Forma Plan
Exceeding revenue plan by 10% or more
Managing cost structure below plan
Exceeding EBITDA by 10% or more
Exceeding distribution plan by 10% or more
Exceeding equity and/or debt capitalization plan by 10% or more